FOR IMMEDIATE RELEASE


Contact: Vicki Stearn, (202) 969-7070, vicki.stearn@xmradio.com


                    XM SATELLITE RADIO FILES SEC REGISTRATION
                                    STATEMENT
                   FOR INITIAL PUBLIC OFFERING OF COMMON STOCK

Washington, DC - July 23, 1999 - XM Satellite Radio Holdings Inc., a wholly owned subsidiary of American Mobile Satellite Corporation (NASDAQ:SKYC), today announced that it has filed a registration statement with the Securities and Exchange Commission for an initial public offering of common stock. The offering will be underwritten by joint-book-running managers Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette, and co-managed by Deutsche Banc Alex. Brown and Merrill Lynch.

XM Satellite Radio is developing a new band of radio. The service will deliver up to 100 channels with digital-quality sound from coast to coast directly from its satellites to listeners in their cars and at home. XM Satellite Radio plans to offer an innovative mix of music, talk, news, sports and children's formats for $9.95 a month. Headquartered in Washington, DC, XM Satellite Radio has one of only two satellite digital audio radio service (SDARS) licenses awarded by the Federal Communications Commission in October 1997. XM's investors include industry leaders Clear Channel Communications Inc.; DIRECTV, Inc., a unit of Hughes Electronics Corporation; The General Motors Corporation; and a private investment group comprised of Columbia Capital, Telcom Ventures L.L.C., and Madison Dearborn Partners, which together recently invested $250 million in the company. First there was AM, then FM, and soon...XM Satellite Radio.

Interested persons may obtain a written prospectus regarding XM Satellite Radio's offering from the following: Bear, Stearns & Co. Inc., 245 Park Avenue, New York, NY 10167; Donaldson, Lufkin & Jenrette Securities Corporation, 277 Park Avenue, New York, NY 10172; Deutsche Banc Alex. Brown 130 Liberty Street, New York, NY 10006; and, Merrill Lynch, 250 Vesey Street, New York, NY 10281.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet been declared effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

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